Chico's FAS, Inc.	CHS	Q4 2018 Earnings Call	Mar. 6, 2019
Company▲	Ticker▲	Event Type▲	Date▲

Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President – Investor Relations, Public Relations and Corporate Communications, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Tracy Kogan – Analyst, Citigroup Global Markets, Inc.
Lorraine Corrine Hutchinson – Analyst, Bank of America Merrill Lynch
Roxanne Meyer – Analyst, MKM Partners LLC
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s FAS Fourth Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions]

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations, Public Relations and Corporate Communications. Ms. Lorigan, please go ahead.

Julie F. Lorigan, Vice President – Investor Relations, Public Relations and Corporate Communications, Chico’s FAS, Inc.

Thanks, Anita, and good morning, everyone. Welcome to Chico’s FAS’s Fourth Quarter 2018 Earnings Conference Call and Webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer. Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning and our SEC filings and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call except as may be otherwise required by law.

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And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Julie, and good morning, everyone. Brand performance for the company over the past year was mixed. We achieved strong results at Soma and improved trends at White House Black Market. However, these gains were not enough to offset the challenges we experienced at Chico’s in the back half of the year. Importantly, however, the improvement plan we put in place at Chico’s last quarter is taking hold. And as you saw from our release, we achieved sequential improvement in comparable sales across all three of our brands in the fourth quarter. With work continuing across the company and at each of our brands, we believe we are better positioned heading into the new fiscal year.

This morning, I will review the actions underway at each of our brands and provide an update on the initiatives we are implementing across the company. Our goal is to ensure that we are best positioned to grow our brands and enhance the value as an efficient, effective agile organization with robust omnichannel capabilities.

Starting first with Chico’s. We are aggressively working to improve the performance of our Chico’s brand. Recent adjustments made to planning and allocation strategies for basics and top key items have improved in-stock availability, which in combination with repositioned marketing and promotion, helped to drive the sequential increase in comparable sales in the fourth quarter.

In Marketing, a key focus is on reactivating lapsed customers, as we rebalance our visuals, in-store presentations and print messages between fun and colorful or boho and polished classic merchandise. We are targeting and personalizing our messages to the appropriate customer segment. And in product, we have also adjusted the spring and summer assortments at Chico’s to more appropriately balance merchandise architecture, reduce planned receipts and chase merchandise that is performing well.

Strategies to further improve product aesthetic and architecture are well underway for fall deliveries, which we expect to be elevated and trend-right for all of our customers. To further advance these efforts, we are pleased to announce this morning that Karen McKibbin will be joining us as Chico’s new Brand President. Karen is a 30-year veteran in the retail industry. Having spent most of her career at Nordstrom, she knows, firsthand, how important beautiful product and premier customer service are to building brand loyalty. At Chico’s, our service has been our long-standing competitive differentiator. And we look forward to leveraging Karen’s expertise and insights as we build our brand position.

Karen also brings a reputation for high standards and a record of profitable growth in the stores and operating divisions in which she has led. We expect her experience in merchandising, operations and store planning to significantly contribute to the work underway at Chico’s and to be a strong complement to our Executive Committee.

Now turning to White House Black Market, we have continued to make progress in refining the brand’s polished workwear and polished casual merchandise assortments to better meet customers’ expectations. The combination of value and fashion drove stronger traffic in-store and online and contributed to the sequential improvement in sales.

What’s more, in the fourth quarter, we saw an increase in both new and reactivated customers in our e-commerce business, validating the progress we are making on the brand repositioning work we have underway. We continue to see our customers respond favorably to fashion and we have increased penetration in fashion items as part of our overall assortment. For the quarter, we saw strength in our more festive outfits during the holiday season, including velvet and metallic, with our more transitional wear-now clothing being received well as we began the new year. As we move forward, we’ll continue to diversify our options, both from a trend and print direction, and increase our penetration in polished casuals to make sure that we reach all White House Black Market customers.

Moving to Soma, we are very pleased with the continued strong performance. Our unique solutions are driving customer enthusiasm and solid growth. Soma reported positive comparable sales of 6.2% in the fourth quarter, the best performance in 15 quarters, ending the year in positive territory.

This better-than-expected increase is primarily driven by our innovative solution bras and the holiday performance of sleepwear. In January, the brand successfully launched SOMAINNOFIT, which uses a revolutionary way to help women find their optimal bra fit and curated Soma assortment through a mobile app.

Customers continued to provide positive feedback around this innovative technology, which is modernizing the fit experience both at home and in our boutiques with a Soma fit expert. This is aligned with our emphasis on training and certifying store associates, so that we provide great fit experiences.

During the quarter, our PJ Bar in-store has performed very well as our customers responded favorably to the mix-and-match options. Given this response, we’re planning to do the same thing with our bra and panty assortment. In addition to sending out mailers that demonstrate how many choices we offer the customer, we have in-store style boards that show all the colors you can get in any one style. And they’re also testing digital screens. As always, we’re committed to providing our customers with plenty of options to look and feel her best.

We have a number of products launching in the first quarter. Last week, we introduced two new Enbliss style bras and three new Enbliss matching panties. We’re also rolling out a new marketing campaign called Underpower, which celebrates diverse women of all sizes and ages, feeling powerful in Soma products and returning to TV to broadly share our message.

We’re investing in our Soma business, enthusiastic about what’s on deck and proud of what the team has achieved. To deliver sustainable growth and value creation in today’s retail environment, we know that we need to be lean, agile and equipped with robust omnichannel capabilities that allow us to serve our customers however, wherever and whenever she wants.

With the integration of digital and physical, we have a tremendous opportunity to win as customers have the resources to shop on their terms. Let me share an update on the actions we’re taking in these areas, starting with fleet optimization. As previously announced, we intend to close at least 250 stores in the U.S. over the next three years as we no longer need the same physical store footprint to serve our customers, particularly given the investments we have made in our omni capabilities.

In this morning’s press release, we announced a number of stores we plan to close by brand. Specifically, we expect to close approximately 100 Chico’s stores, 90 White House Black Market stores and 60 Soma locations, with the majority of the closings occurring in years two and three.

For Soma, while we are closing underperforming stores, we are also testing new formats in a variety of additional locations that will drive stronger and more profitable sales growth. In fiscal 2019, we expect approximately 60 to 80 store closings. The closings will be across all of our brands and weighted to the second half of the fiscal year.

As a result of this timing, we expect minimal impact on sales and earnings in fiscal 2019. We have a strong track record of absorbing sales from closed stores in other locations and online. And we will continue to build on that. In addition, the full rollout of Style Connect and virtual stylists will also contribute to healthier sales.

To identify additional opportunities to enhance our capabilities and improve effectiveness, we announced an operating review in January. As we fully embrace our omnichannel capabilities, we recognize the need to have the right operating structure in place in order to execute our business at the lowest cost. We are working with outside consultants to help us on this front.

As part of this work, we have not only identified opportunities for meaningful annualized cost savings, but real ways to be more efficient in Sourcing and Supply Chain. This includes continued rationalization of our vendor base and diversifying our country of origin, building efficiencies in our raw material processes and optimizing our distribution channels and ship from store.

Our operating review is well underway and we are committed to effectively executing to those findings. Other areas under evaluation include Marketing, Shared Services and all customer touch points. In Marketing, we’re examining personalization, mix and effectiveness of spend.

In Shared Services, we believe there are opportunities for process improvement and in realigning our organizational structure to eliminate overlapping activity. In customer touch points, we are examining how we allocate and compensate our omni salesforce in order to drive sales. These multi-year efforts will benefit us beyond the current fiscal year.

Now turning to omnichannel integration. Investing in strong omni capabilities has long been a priority and our success in this area has enabled us to be confident in our fleet optimization and in our ability to continue delivering a seamless experience for our customers.

As we’ve stated before, over 90% of our customers are in our loyalty program. So, in addition to providing her with many options to shop with us, we also want to maintain a personal connection with our customers. To do this, we remain on track to roll out Style Connect, an enhanced platform that provides digitized clienteling tools to all stores in the first quarter of 2019.

We are also piloting virtual stylists across eight U.S. markets. Our virtual stylists are working remotely and have been trained on Style Connect and are operating under a customized sales compensation plan. The markets selected vary by size, proximity to sister store and are in both urban and rural settings. We will update you on our learnings and plans to roll out this program going forward.

Our implementation plan for BOPIS, Buy Online and Pick Up in Store, is also progressing nicely and we’re on track to go live with select store locations in the second quarter. The addition of BOPIS closes the loop in our customer journey as we leverage our shared inventory, our locate tool, which enables us to ship in-store orders directly to the customer and our personalized styling. We continued to invest in technology and this additional capability strengthens our omni-platform with the integration of our physical and digital network to better serve our customers.

Looking forward, we do expect 2019 to be a building year and for performance to ramp accordingly as the year progresses. I’m confident that the actions underway at our brand and at the corporate level will also enable Chico’s FAS to compete, succeed and drive value creation over the long term.

Now I’ll turn the call over to Todd to review our financials and our outlook for 2019.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. Before we begin, our comments and discussions of fourth quarter and full year 2018 financial results will be on an adjusted or a non-GAAP basis. You’ll find the GAAP to non-GAAP reconciliation schedule included with our press release issued this morning.

With that, we reported comparable sales for the fourth quarter down 3.8%, in line with our outlook provided in January. The sequential improvement in top line sales and comparable sales was driven by strength in e-commerce, which increased mid double digits compared to last year’s fourth quarter. For the full year, our e-commerce penetration stands at approximately 26%, up from 22% last year. We believe our ongoing investment in our omnichannel platform will continue to fuel healthy growth in this channel.

Moving to the bottom line. We reported fourth quarter adjusted net loss per share of $0.07, which excludes the impairment and accelerated depreciation charges related to store closures. Merchandise margin in the quarter declined, which moved us off of our positive trend. However, we took a more aggressive posture in promotional activities at the Chico’s brand in order to move seasonal goods. We exited the year with clean on-hand inventory down 7% to last year. Overall gross margin was down 550 basis points, slightly higher than our expectations. This was primarily due to the impact of clearing additional Chico’s brand merchandise costs related to the expansion of our omnichannel programs and deleverage of occupancy costs.

Moving to SG&A expenses. Fourth quarter SG&A was in line with expectations, down approximately $11 million compared to last year. This reflects approximately $10 million related to the 53rd week in last year’s fourth quarter and a decrease in incentive compensation, partially offset by investment in technology and costs related to outside consultants.

On a full-year basis, SG&A was approximately flat to last year as expected. Our balance sheet remained strong and we ended the quarter with $186 million in cash and short-term investments and $58 million in debt.

We continued to generate strong free cash flow and we ended the year with free cash flow of $104 million. This marks our 10th consecutive year of generating free cash flow of approximately $100 million or more.

We continued to focus our capital expenditures on investments in technology and existing store remodels. In 2018, capital expenditures totaled $54 million. We closed 14 stores in the fourth quarter. And for the full year 2018, we opened 5 new outlets and closed 47 stores.

Where possible, we continue to take advantage of our success in negotiating short-term lease extensions in managing our store closings. We will continue that practice in fiscal 2019 with the 60 to 80 planned store closures announced today as part of our Retail Fleet Optimization Plan.

In the fourth quarter, we returned $61 million to shareholders through share repurchases and dividends. For the year, we returned nearly $124 million to shareholders. We entered 2019 with approximately $55 million outstanding under our existing share repurchase authorization.

Announced last week, our Board of Directors declared a 3% increase to our per-share quarterly cash dividend. This represents the ninth annual increase since the dividend was established in 2010.

Turning now to our financial outlook for first quarter and full year 2019. For the first quarter of fiscal 2019 compared to last year’s first quarter, we expect a mid- to high-single-digit decline in total sales and consolidated comparable sales, reflecting softness in our business throughout the month of February; gross margin as a percent of sales to decline approximately 300 to 400 basis points, due primarily to incremental costs associated with our omnichannel programs and deleverage of fixed cost from lower sales and our SG&A dollars to be approximately flat, reflecting savings in the Chico’s brand, offset by investments in Soma marketing.

For the full year of fiscal 2019, compared to last year, we expect a low-single-digit decline in total net sales and consolidated comparable sales; gross margin as a percent of net sales to be approximately flat to down 50 basis points due to incremental omnichannel costs; SG&A dollars to be approximately flat, reflecting investments in Soma marketing, offset by ongoing cost management, a fiscal 2019 tax rate in the range of 30% to 33%, and capital expenditures of approximately $55 million, primarily driven by technology enhancements and targeted store reinvestments.

Before we move to questions, a few comments on our 2019 capital investment strategy. As Shelley mentioned, we will continue to focus on our omni integration. An important aspect of that includes a re-platform of our e-commerce website. With the increasing level of expectations from customers, we need to be more engaging, informative and personalized. We also need to ensure that we have the capacity to handle multiple channels.

As such, we’re moving to a cloud-based, e-commerce system that will be more responsive, offer enhanced search optimization, perform faster with added flexibility and reduce costs over the long run. Work has already begun. And while this is a multi-year effort, we’ll keep you updated on our progress and expectations for 2019.

Now I’ll turn the call back over to Julie for Q&A.

Julie F. Lorigan, Vice President – Investor Relations, Public Relations and Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. At this time, we’d be happy to take your questions. I’ll turn the call back over to Anita to begin.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] The first question today comes from Susan Anderson with B. Riley FBR. Ms. Anderson, please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi, guys. Good morning. Thanks for taking my questions. I was wondering on the opportunity with the new cost reductions and the fleet optimization. How does the cost savings there compare to what’s already been announced and I guess how much more savings do you expect?

And then also maybe if you could just talk about the Chico’s product so far for spring. Do you feel it’s more balanced now going into spring? And I know it’s probably been tough with the weather. But have you seen any better consumer response? And I guess would you expect it to be fully rebalanced and see some product improvement. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Why don’t you start with cost savings?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. The first question was on our operational review program. So, we have done the first stages. We’re probably early to start giving out numbers and timeframes and so forth. We’re really in that final scoping phase right now.

It’s fair to say our biggest opportunities are in Supply Chain and Sourcing which, as you know, the overall lead times for those programs are just a little bit longer. We are going through the rest of the opportunities that we’ve talked about right now to scope them and provide a little bit more context. So look forward to that. But again, we’re probably just a little bit early right now.

<A – Shelley Broader – Chico’s FAS, Inc.>: And to address the – yeah thank you, Susan. And to address the Chico’s question. As we talked about before, we were readjusting – and not just the balance and mix and architecture of the product, but really the aesthetics of the products and we had shifted pretty far to that boho side.

And what you’re seeing in store now is a much better balance already of product more focused on our core basics and some of our classic products. And we’ve seen those improvements underway and that balanced architecture, you’re going to see more and more of that over spring and summer. It’s been – traffic has been soft, but conversion has been up. So she’s coming in; she’s seeing the product, and she’s converting in store.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. Thanks so much. That’s helpful. Good luck next quarter.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Susan.

Operator: The next question comes from Paul Lejuez with Citi. Please go ahead.

<Q – Tracy Kogan – Citigroup Global Markets, Inc.>: Hi, everyone. It’s Tracy filling in for Paul. I was wondering on the fleet optimization. When you look at the store closures, if you could talk about what types of real estate those are in versus the split of your stores between lifestyle mall and outlet? And then secondly, if you can give us a little bit more detail on some of the changes that you’re testing to the Soma format, that will be great. Thanks guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Tracy. So first on the fleet optimization plan, not surprisingly as we go through it, we do have more mall-based locations that are on our potential closure list. We continue to work with landlords on those. But just given overall traffic patterns, our customers want to – wants to be able to drive right up to our store, use it as a destination and have easy access. So inherently, that means lifestyle centers and strip centers tend to be great locations for us. The good news for us, we really do have very few C locations that are left in the overall portfolio. So we are looking at the better locations and being able to optimize off of a strong base. And we do have a significant portion of our leases, about two-thirds of our leases that come due over the next three years; so that does give us a lot of flexibility as well.

<Q – Tracy Kogan – Citigroup Global Markets, Inc.>: And how about outlet centers?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes, for outlets, we – well, you saw that we added five new stores and really outlets are on a good trajectory for us. So, we’re going to be very careful on the outlets and how many we close there and most of our closures are frontline-dominant.

<Q – Tracy Kogan – Citigroup Global Markets, Inc.>: Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: And on the Soma question, as you know, with all three brands, we have the opportunity to use each of the brands to sort of test fundamental ideas that may work in all of our brands. And so, we’re excited with some of the things that we’re doing in Soma. Some of the ways that we’re using in-store merchandising; in some ways to mimic what we’ve done online, we had a very successful mix-and-match PJ Bar digitally online and we found that that digital expression of pajamas allowed people to linger much longer on that website.

And so we thought let’s do that same thing and let’s have a fully integrated plan and mirror that in-store. So we’re now testing that pajama bar in more of a mix-and-match visual for customers in some test stores. We’re trying that as well with panties and were working digitally. As you know, we really believe that it’s that intersection of digital and physical, having unbelievable most amazing personal service that’s enhanced digitally both for our customers’ benefits and for our associates’ benefits and you’re starting to see some digital – excuse me, digital assortment screens in some of our Soma stores as well.

<Q – Tracy Kogan – Citigroup Global Markets, Inc.>: Thank you. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks.

Operator: The next question comes from Lorraine Hutchinson with Bank of America. Please go ahead.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thanks. I had a question on merchandise margin. I know there are still some omnichannel investments going through the gross margin line. But can you talk a little bit about how you’re planning merchandise margin as the year progresses?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So we’ve had a lot of good momentum on our merchandise margin as we’re optimizing promotions and have been getting good cost savings out of some of the sourcing and working with our vendor partners. As we look forward into 2019, we’re really trying to take a very balanced approach. We had moved through most of that cost savings we had identified before that $30 million to $40 million of sourcing savings and were able to achieve that last year. So moving forward, it really will be really more focused on promotional intensity and so it depends a little bit how the year progresses. Obviously, we’re very focused on growing sales this year. So that means from a merchandise margin perspective, we’ll be looking for overall flattish to finding areas that we can invest in to drive those sales.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: And do you feel that your sourcing organization is now optimized?

<A – Todd Vogensen – Chico’s FAS, Inc.>: When we look at our review of operations that we’re doing, our operating effectiveness review, I think there’s ongoing benefit from working with our vendors in Sourcing and Supply Chain. If I look at it, I would view that as an area that’s never fully done and so working a lot with how we can frame that up – and we’re going to provide a little more detail for you or just update early on what that looks like.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. I think that’s a very exciting area of the business. And one of the things that we’ve been very clear about as we talk about this operating review, this is not just a pure cost cutting effort. This is about capabilities enhancement.

So where do we sit today and benchmark our own sourcing performance, our own distribution and logistics performance, our own merchandising performance compared to our peers and then what would be world-class? What’s that gap? And do we need to get there and then how is that best done? And so we’ve seen so much pressure from the consumer on buy now, wear now.

We’ve seen so much change to shared inventory and how we want to move inventory across our system. But I think the idea of continuing to evolve and create great opportunities for our business through Supply Chain and Sourcing is just something that is forever ongoing and really a necessity in this omni environment.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Lorraine.

Operator: [Operator Instructions] The next question comes from Roxanne Meyer from MKM Partners.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Good morning. I just wanted to follow up first on the store closing program, particularly for Soma. Of your three brands, it’s obviously your smallest and performing very well. I guess I was surprised to hear you’re closing 60 stores, which is almost a quarter of your fleet. So just wanted to get a little bit of perspective as to the decision to close so many and how you’re thinking about what is the optimal size of that chain longer term? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks for asking, Roxanne. So yes, Soma is growing very well. We’re seeing great response to new merchandise at Soma. What we’ve ended up with at Soma over time is a chain that grew very fast and in a very low cost way in a lot of cases. So, in a lot of those locations, we’re not where we ultimately want to be.

So what we’re doing with Soma is testing a lot of different formats, so you could see different sizes, different product, whatever. And we want to make sure that we get that overall format set and have the ability to have flexibility around that before we go forward with it.

And what that means in the short term is, we are going to optimize out of some of those locations that are not where we want to be, before we refocused on the locations that we do want to be.

<A – Shelley Broader – Chico’s FAS, Inc.>: I think one way to think about Soma too, and I know that seems a little bit two diametrically opposing directions is that this great growth brand and we’re announcing the closure of stores. But if you think about the genesis of Soma, in many ways, it was just a demising wall in part of Chico’s.

So some of those stores – the location and the size and the access, in some cases, they were pop-up stores that we made permanent because they were successful. And so it’s just not a fleet that we might have a lot of density in one single market and very little in another. So, it’s a fleet that just requires optimization.

And then as you know, in the world of omnichannel retailing, probably the fastest-growing segment and one of the most accepted by consumers is the Internet apparel segment online. And so we can continue to grow that business with a healthy mix of physical and digital.

<Q – Roxanne Meyer – MKM Partners LLC>: Okay. Thanks for that detail. That was helpful. And just one follow-up is, are you able to quantify or give us some parameters around what we should expect in 2020 from the lost sales of both the 2019 closings as well as 2020?

<A – Todd Vogensen – Chico’s FAS, Inc.>: The store closing impact on sales is something that obviously will be a bigger impact as we get further into the program, our closures are more weighted towards year two and three. What we’re working on right now is programs where we can recapture some of those sales more effectively. We already have a very high recapture rate.

But working on omnichannel programs where we can have a remote associate that reaches out to customers and maintains the engagement or alternative formats that can help to ensure we keep a presence in those markets. So, it’s a little bit early to give that exact number because we would hope we can mitigate some of those sales with these other programs.

<A – Shelley Broader – Chico’s FAS, Inc.>: I do think we’re positioned uniquely to do that. I mean with well over 90% of our customers and transactions going through our loyalty program, the fact that our associates are used to that kind of one-to-one reach-outs that we’ve spent the dollars on emphasis on personalizing our marketing and messaging to customers.

And now we’ve got remote stylists in market using our Style Connect technology. We think we’re really uniquely positioned to be very successful in markets where we don’t have a physical presence and we’re going to continue to invest and push that envelope and are anxious to share the results of our test markets with you.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Thanks a lot.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The last question today comes from Paul Trussell with Deutsche Bank. Mr. Trussell, please go ahead.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Hi. This is Gabby Carbone on for Paul. Thanks for taking our questions. So you mentioned the e-commerce penetration is at 26%. I don’t believe you’ve provided that metric for some time. So just wondering if you can talk about the drivers of that, especially from the prior year and then kind of maybe where you see penetration going over time? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Gabby. So historically, we’ve tried to provide that once a year or so. And what we’ve seen over time almost reliably is our penetration has been going up by about 2% a year. This was a really strong year for our e-commerce growth, going from 22% to 26% penetration. And so there’s a number of programs that we’ve initiated along the way for our overall digital presence from Buy Online, Ship from Store, enhancing our client book to be able to reach out to customers remotely and more consistently. And just going to be an area as we go forward that will continue to be a focus and it’s really for us a matter of where she’s wanting to shop and when she’s wanting to shop.

<A – Shelley Broader – Chico’s FAS, Inc.>: And Gabby, one other piece that’s difficult is it’s getting harder and harder to tell. I don’t know another way to describe it, but we have so many digitally enhanced sales and so many sales that start in-store and then end up digital or start with a search online and then end up being purchased in-store. And that’s why our aspect of having that shared inventory ability, our ability to source product from all of our boutiques, our ability to locate that product anywhere within our system. And now we’ve got Buy Online and Pick Up In Store as well. To me, it’s very exciting. And we’re very, very focused on not just growing that channel, but growing profitable sales. And we’re finding that so many of our sales are digitally enhanced or digitally caused, even our in-store sales.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Great.

<A – Shelley Broader – Chico’s FAS, Inc.>: And so not to mention that we’ve also got our alternative channel strategy, which is also driving sales. So it’s hard to tell whether that’s Amazon sale or QVC sale or soon-to-be airport sale – started digitally, ended up in-store. And it’s a great diversification for us as well.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Great. Thanks. And then just a quick follow-up. Just wondering about the 1Q gross margin guidance. As part of the reason to be down 300 to 400 basis points, do you still have more Chico’s merchandise to clear through? Is that kind of what you’re expecting in the first quarter or is that kind of was done in the fourth quarter?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So exiting the fourth quarter, we were in good shape. We had clean inventory, where we’re looking at much less markdown inventory than historically. It is fair to say that we – February has been tough for everybody in retail and so that’s reset our expectations and has given us the need to be a little bit more aggressive in the short term, not a lot. Luckily, we had been buying our inventory in line with expectations; so that impacts it a little bit. And then the other area is just plain deleverage on fixed cost based on that outlook.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Great. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Shelley Broader for any closing remarks.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you very much. In conclusion, we remain steadfast in our conviction in driving stronger sales, strengthen our execution and deliver improved performance across our business. We are committed to executing the turnaround of the Chico’s brand, investing in Soma to drive stronger growth, completing the brand repositioning of White House Black Market and delivering positive sales growth, investing to strengthen and expand our omni capabilities, optimizing our fleet to improve profitability and increasing our overall operating effectiveness.

Thank you so much for joining us and have a great day.

Operator: This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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